Exhibit 10.1

Re: Severance

Dear Mr. Holmberg:

This letter agreement (the “Agreement”) sets forth certain conditions with regard to your employment and post-employment activities as well as the conditions under which you will be entitled to receive severance benefits. For definitions of capitalized terms used in this Agreement, see Appendix A. The term of this Agreement is from November 1, 2007 to December 31, 2009; however, if a Change in Control occurs prior to December 31, 2009, the term of this Agreement will expire two (2) years after the Change in Control. This Agreement applies to terminations of employment during this term.

Intending to be legally bound, the Company and you agree as follows:

Amount of Severance. If you qualify for severance, Eye Care Centers of America, Inc. (“ECCA”) will pay you an amount equal to two hundred percent (200%) of your base annual salary at the time of termination, in equal monthly installments over twenty-four (24) months.

Incentive Plan Payments. If you qualify for severance, you will also receive (i) any Annual Executive Incentive Plan (“AEIP”) payment for the calendar year preceding your termination, if it was not previously paid to you, and (ii) a portion of the AEIP payment you have earned during the year of termination, prorated based upon the number of your complete months of employment during the year. These AEIP payments will be made at the same time such payments are normally made for the applicable year to executives who continue in employment, but in any event by March 15 of the calendar year following your termination of employment. Amounts are payable based on actual performance.

In addition, if you qualify for severance and you have five or more years of service or you have attained age 55, you will be eligible for payment of an award under the Long-Term Incentive Plan (LTIP), regardless of your age at termination, as follows. For termination before a Change in Control, your award will be determined and paid in the same manner as awards to employees who retire at or after age 55 under the LTIP. For termination after a Change in Control, awards will be paid in accordance with the terms of the LTIP.

Benefits. ECCA will also pay, on a monthly basis, up to eighteen (18) months’ worth of COBRA premiums for health, dental and vision care coverages that you elect to receive while you are eligible for COBRA. In addition, ECCA will make a single sum payment to you equal to the then current monthly cost of employer-provided life insurance coverage being provided to you immediately before your termination times eighteen (18), which payment will be made as soon as practicable after your termination of employment.

Except as provided above or as provided to terminated employees under the specific terms of a qualified or non-qualified employee benefit plan, fringe benefit or compensation program in which you are eligible to participate, you will not be entitled to any other benefits or compensation from ECCA after (or as a result of) your termination of employment. You also may not receive severance under any other agreement, plan or arrangement with ECCA.

Qualifying for Severance. You will qualify for severance under this Agreement if, during the term of this Agreement, (i) we terminate your employment for reasons other than Cause, or (ii) you elect to resign within sixty (60) days after you have knowledge of a Material Change before or after a Change in Control. As noted above, these capitalized terms are defined in Appendix A. In any case, you must timely sign and return a General Release and Waiver Agreement (and not revoke it) provided by the Company in order to receive severance or benefits under this Agreement. A copy of the Release that ECCA currently uses is available for review upon request.

However, you will NOT qualify for severance if any of the following apply: (i) you are terminated for Cause, (ii) you choose to remain employed by ECCA (or a successor entity) more than sixty (60) days after the occurrence of a Material Change, (iii) you voluntarily resign or retire (other than due to a Material Change), (iv) your termination is due to long-term disability entitling you to disability benefits from the Company or death, or (v) you decline to sign and return the General Release and Waiver Agreement within the time specified by the Company, or you attempt to revoke it.

A payment scheduled to be made under this Agreement as a result of your termination of employment will be paid or commence as soon as practicable after you timely sign and return the General Release and Waiver Agreement. Unless forfeited by you, such payment will be made or commence during the same calendar year as your termination, or (if later) by the 15th day of the third calendar month following your termination of employment. In no event, however, will you be permitted to designate the calendar year of the payment.

Your Covenants. Regardless of whether you qualify for severance, you agree to the following:

(1)	During your employment and after your separation (for whatever reason), you will not disclose ECCA’s Confidential Information to others (except as required in the normal performance of your duties for the Company) or use such information for your own advantage or for the advantage of others. All records, files, materials and Confidential Information obtained by you in the course of your employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company. This provision does not preclude you from providing truthful information to the extent required by subpoena, court order, search warrant or other legal process, but you must immediately notify the Company’s counsel of such request in order to provide us with the opportunity to object in the appropriate forum and obtain a ruling on our objection.

(2)	Upon the Company’s request at any time, or upon separation from employment (for whatever reason), you will deliver to ECCA (a) all documents and materials containing ECCA trade secrets and other Confidential Information, and (b) all other documents, materials and other property belonging to ECCA that are in your possession or under your control, including, but not limited to, Company-provided automobiles, computers, cellular telephones, pagers, rolodexes or address/telephone books.

(3)	During the term of this Agreement and for twelve (12) months after your separation (for whatever reason), you will not directly or indirectly, in any capacity whatsoever, entice, induce or solicit, or attempt to entice, induce or solicit, any individual or entity having a business relationship with ECCA, whether as an employee, consultant, customer or otherwise, to terminate or cease such relationship or to divert any business from ECCA.

(4)	During the term of this Agreement and for twelve (12) months after your separation (for whatever reason), you will not own (other than as a shareholder of less than 1% of a publicly traded entity), accept employment in any capacity with, serve as a consultant for, or otherwise provide services or support of any nature to, any entity, company, corporation or person engaged in Optical Retailing in any geographic area in which the Company does business. After separation, you may ask the Chairman of ECCA, by written request, to reduce or modify the scope of this non-competition clause. The decision to grant or deny such a request shall be within the sole discretion of ECCA’s Chairman and shall be effective only if it is in writing.

By signing this Agreement, you agree that these covenants are reasonable as to time, geographical area and scope of activity and do not impose a restriction greater than is necessary to protect the Company’s goodwill, proprietary information and business interests. You also agree that this Agreement provides enhanced protections and benefits you would otherwise not be entitled to, and that these protections and benefits constitute valuable consideration sufficient to support the obligations described above. You also agree that any breach of these covenants is likely to cause irreparable injury to the Company and that damages for any breach are difficult to calculate. Therefore, the Company shall, at its election, be entitled to injunctive and other equitable relief from a court in addition to whatever other relief or remedies, including damages, may be available.

Arbitration. Any dispute between us under this Agreement shall be resolved by final and binding arbitration; provided, however, that the Company, in its sole discretion, may enforce the covenants set out above under “Your Covenants” by bringing a proceeding in any court of competent jurisdiction. The arbitration shall be held in the City of Pittsburgh, Pennsylvania and shall be conducted in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall be acceptable to both the Company and to you. If we cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of us, and the third selected by the other two arbitrators. Under no circumstances may the arbitrator(s) have the authority to require your reinstatement to employment or continued employment, or award any lost wages or benefits (other than severance benefits as described above) as a result of your termination of employment for any reason. The arbitrator(s) shall also have no authority to award punitive, liquidated or consequential damages or the payment of a prevailing party’s costs and/or attorneys’ fees. Each of us shall bear our own costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration. You, the Company and the arbitrator(s) shall treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony and other evidence, briefs and the award, as strictly confidential; provided, however, that any award or order rendered by the arbitrator(s) under this Agreement may be entered as a judgment or order in a court of competent jurisdiction and may be disclosed by the Company as necessary to enforce the terms of your covenants described above.

Miscellaneous. This Agreement: (i) may be amended only by a written instrument which is executed by both parties, (ii) shall be governed by the laws of Pennsylvania, without regard to its conflict of law provisions, (iii) is intended to be legally valid and binding, (iv) contains our entire agreement relative to its subject matter and supersedes all severance agreements or understandings in effect prior to its execution, and (v) does not establish a durational term of employment or alter the nature of the at-will relationship between the two parties. The parties intend that any payments contemplated by this Agreement constituting “deferred compensation” under Internal Revenue Code Section 409A will comply with the requirements of that section. Thus, no such deferred compensation will be subject to acceleration or to any other change in the specified time or method of payment, except as consistent with Code Section 409A. In no event will ECCA have any liability with respect to taxes for which you may become liable as a result of the application of Code Section 409A.

You also agree that: (i) if a tribunal determines a portion of this Agreement to be invalid or unenforceable, the remainder of this Agreement shall not be affected and shall be enforceable to the fullest extent permitted by law, (ii) ECCA may withhold taxes from payments made under the Agreement, and (iii) you may not assign any rights or obligations you have under the Agreement. ECCA’s rights and duties under this Agreement shall be transferred to, and shall be binding upon, any corporation or other entity which succeeds to the rights and obligations of ECCA by operation of law or otherwise. Any court litigation brought to challenge the enforceability of any of the provisions of this Agreement may be brought only in a court of competent jurisdiction in the Commonwealth of Pennsylvania.

If you agree to the terms and conditions of this Agreement, please countersign below, retain a copy for your files, and return this original to me.

Sincerely,

Chairman of the Board Eye Care Centers of America, Inc.

Date

Executive

Date

APPENDIX A

DEFINITIONS

“Cause” means: (i) the willful or gross neglect of your duties, including your refusal to follow written directives of the Chairperson of the Board of Directors of ECCA or his designee; (ii) your conviction of a felony; (iii) willful or gross misconduct by you which materially injures ECCA, monetarily or otherwise; or (iv) your material breach of any obligation under this letter agreement.

“Change in Control” means: (i) during any period of twenty-four months, individuals who at the beginning of such period constitute the Board of Directors of Highmark Inc. (the Incumbent Directors) and any new directors whose election by the Board or by the members of Highmark Inc. was proposed by the Nominating and Governance Committee of the Board of Directors comprised of at least 2/3 of Incumbent Directors, cease for any reason to constitute a majority of the Board of Directors; (ii) Highmark Inc. merges or consolidates with any other corporation or entity, other than a merger or consolidation in which individuals who are members of the Board of Directors of Highmark Inc. immediately prior thereto continue to comprise or have the authority to appoint at least fifty-one percent of the positions on the surviving entity’s Board of Directors; (iii) the sale, transfer or exchange of all or substantially all of the assets of Highmark Inc. to any other corporation or entity, unless immediately after such transaction, the transferee entity is controlled by or under common control with Highmark Inc. and the provisions of this Plan/Agreement apply to such transferee entity; (iv) the members of Highmark Inc. approve a plan of complete liquidation of Highmark Inc., or Highmark Inc. is dissolved and its assets distributed in any judicial or administrative proceeding; or (v) the acquisition of ECCA or HVHC, Inc. by, or the merger of ECCA or HVHC, Inc. into, another corporation or entity; or the consolidation of ECCA or HVHC, Inc. with another corporation or entity which results in the creation of a new corporate entity; provided, however, that a “Change in Control” does not occur under clause (v) as a result of a mere change in name, corporate form or place of organization, or an acquisition, merger, dissolution or consolidation of ECCA or HVHC, Inc. if Highmark Inc. is the resulting entity or continues to own, directly or indirectly, at least 51% of the resulting entity.

“Company” or “ECCA” refers to Eye Care Centers of America, Inc. However, for purposes of the covenants in the letter agreement, affiliates of HVHC, Inc., including subsidiaries and joint venture partners, are included in the definition.

“Material Change” before or after a Change in Control means the occurrence of any of the following events, without your written consent, which event remains uncorrected for ten (10) days after you have made written demand to the Chairperson of the Board of Directors for correction: (i) any reduction in or failure to pay base salary; (ii) any reduction in your target percentages under the Long-Term Incentive Plan (if applicable) or the Annual Employee Incentive Plan; (iii) any reduction of more than 10% in your aggregate performance-based compensation opportunity (i.e., annual incentive payment, long-term incentive payment, and split dollar life insurance premium, if any), reasonably determined by the Company at the time performance criteria are established; or (iv) any material reduction in the aggregate employee benefits available to you, other than an amendment, modification or termination of an employee benefit that applies on a non-discriminatory basis to similarly situated employees. The demand for correction described above must be provided within sixty (60) days after you have knowledge of a Material Change. If demand for correction is timely provided, the sixty (60) day period for resignation described in “Qualifying for Severance” above will not end prior to the end of the ten (10) day correction period.

In addition, “Material Change” after a Change in Control shall also include the occurrence of one of the following events, without your written consent, which event remains uncorrected for ten (10) days after you have made written demand to the Chairperson of the Board of Directors for correction: (i) substantial reduction of your position responsibilities or authorities from your position immediately prior to the Change in Control, or assignment of duties or responsibilities materially inconsistent with such position; or (ii) relocation of your primary office more than fifty (50) miles from your then current office location, but not closer to your principal residence. As described in the preceding paragraph, the demand for correction described above must be provided within sixty (60) days after you have knowledge of a Material Change, and if demand for correction is timely provided, the sixty (60) day period for resignation described in “Qualifying for Severance” above will not end prior to the end of the ten (10) day correction period.

“Optical Retailing” means any retail company in which gross sales from the sale of optics and optical related devices (such as eyeglasses, sunglasses and eye contact lenses) is greater than fifteen percent (15%) of its total gross sales.